Exhibit 99.1

Prism Technologies Group Reports Successful Appeal of Patent Infringement Verdict against Sprint Spectrum LP

Prism Technologies Group, Inc. (OTCQB: PRZM), today announced that the Court of Appeals for the Federal Circuit unanimously affirmed the $30 million patent infringement verdict against Sprint.

Investor Relations Contact:

L. Eric Loewe

Prism Technologies Group, Inc.

916-275-7834

eric@przmgroup.com

Sacramento, CA (PRWEB) March 06, 2017 – Prism Technologies Group, Inc. (OTCQB: PRZM), (”Prism Group”) today announced that the Court of Appeals for the Federal Circuit unanimously affirmed the patent infringement verdict in favor of its subsidiary, Prism Technologies LLC (“Prism LLC”), against Sprint Spectrum LP d/b/a Sprint PCS (“Sprint”). In June 2015, a jury in the United States District Court for the District of Nebraska found that the accused Sprint network systems and methods infringe multiple claims of U.S. Patent Nos. 8,387,155 and 8,127,345. Prism was awarded trial damages of $30 million representing a reasonable royalty for Sprint’s infringement. Prism was also awarded $2 million in prejudgment interest and will be entitled to post-judgment interest in an amount to be determined.

The suit against Sprint (8:12-cv-123-LES-TDT) is the second of five patent infringement lawsuits filed by Prism against wireless carriers in U.S. District Court for the District of Nebraska. As previously reported, in November 2014, Prism settled on favorable terms with AT&T Wireless (8:12-cv-122-LES-TDT). In October 2015, a jury found that T-Mobile USA, Inc. did not infringe the asserted claims of U.S. Patent Nos. 8,387,155 and 8,127,345 (8:12-cv-124-LES-TDT), and both parties have appealed the decision to the Court of Appeals for the Federal Circuit. The remaining suits against United States Cellular Corporation (8:12-cv-125-LES-SMB) and Cellco Partnership d/b/a Verizon Wireless (8:12-cv-126-LES-SMB) have been stayed pending the final resolution of the Sprint and T-Mobile appeals.

Prism was represented by Paul Andre, Lisa Kobialka, Jonathan Caplan, Mark Baghdassarian, and Aaron Frankel of Kramer Levin Naftalis & Frankel LLP, Dan Fischer of Koley Jessen P.C., L.L.O., and André J. Bahou, Chief Legal Officer of Prism.

About Prism Technologies Group, Inc.

Headquartered in Sacramento, CA, Prism Technologies Group, Inc. (OTCQB: PRZM) is the parent company of Prism Technologies, LLC, a Nebraska limited liability company headquartered in Omaha, Nebraska (“Prism LLC”). Prism LLC was formed in 2003 as a successor to Prism Resources, Inc. and was acquired by Prism Technologies Group in a transaction that closed in March 2015.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Prism Technologies Group, Inc. that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "target," "goal," and similar expressions are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Prism Technologies Group, Inc.’s business, including, but not limited to, risks associated with the unpredictable nature of patent licensing and patent litigation. Unless legally required, Prism Technologies Group, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.